Exhibit 10.5
Executive Cash Incentive Plan
Isabella Bank Corporation and each of its subsidiaries, which include Isabella Bank, adopted the Isabella Bank Corporation Executive Cash Incentive Plan effective January 1, 2020. The primary purpose of the plan, which provides Executives with incentive to achieve corporate objectives, is to promote the growth and profitability of the bank by attracting and retaining Executives of outstanding competence. The Company has adopted this amended Executive Cash Incentive Plan effective as of January 1, 2024.
General Eligibility Requirements:
•The plan is based on the calendar year.
•Eligible Executives include the Isabella Bank Corporation President and Chief Executive Officer; the Isabella Bank President; and, the Isabella Bank Chief Financial Officer.
•Executives hired during the plan year prior to October 1st will be eligible to participate. In order to receive an award, a Participant must be employed on December 31st of the plan year. Participants that retire during the plan year are eligible for an award.
•No award will be granted under this plan to a Participant who has been terminated for misconduct.
•To receive an award, a Participant must receive a rating of “effective” or higher on their individual plan year performance evaluation.
•The award is calculated using salary earned by the Participant during the plan year. Other incentives, bonuses, commissions, or payments made to the Participant will be excluded from the award calculation.
Clawback Policy
All cash awards under the plan shall be subject to any Company clawback policy, including any clawback policy adopted to comply with applicable law (including, without limitations, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) (the "Clawback Policy") as set forth in such Clawback Policy.
Isabella Bank Corporation President and Chief Executive Officer Plan Details
The cash award potential is 35.00% of salary earned.
•31.50% of the award potential is based on the corporate performance objectives established by the Board of Directors.
•3.50% of the award potential is based on completion of individual performance goals established by the Board of Directors.

Bank President Plan Details
The cash award potential is 30.00% of salary earned.
•27.00% of the award potential is based on the corporate performance objectives established by the Board of Directors.
•3.00% of the award potential is based on completion of individual performance goals established by a Participant’s supervisor or the Board of Directors.
Chief Financial Officer Plan Details
The cash award potential is 22.00% of salary earned.
•19.80% of the award potential is based on the corporate performance objectives established by the Board of Directors.
•2.20% of the award potential is based on completion of individual performance goals established by a Participant’s supervisor or the Board of Directors.
Plan goals and rules are established annually and subject to change at the discretion of the Board of Directors.
The Company, acting through its authorized officer, has adopted this Plan effective as of January 1, 2024.

ISABELLA BANK CORPORATION

Dated:	March 26, 2024	By:	/s/ Sarah R. Opperman

		Name:	Sarah R. Opperman

		Title:	Chair, Isabella Bank Corporation Board of Directors